Exhibit 4.2

DESCRIPTION OF THE REGISTRANT’S SECURITIES

REGISTERED PURSUANT TO SECTION 12 OF THE SECURITIES

EXCHANGE ACT OF 1934

Precision Optics Corporation, Inc. has one class of securities registered under Section 12 of the Securities Exchange Act of 1934, as amended: our common stock.

In this Exhibit 4.1, when we refer to “POCI,” the “Company,” “we,” “us” or “our”, we mean Precision Optics Corporation, Inc., excluding, unless otherwise expressly stated or the context requires, our subsidiaries. All references to “common stock” refer only to common stock issued by POCI. The general terms and provisions of our common stock are summarized below. This summary does not purport to be complete and is subject to, and is qualified in its entirety by express reference to, the provisions of our articles of organization and bylaws, each of which is filed as an exhibit to the Annual Report on Form 10-K of which this Exhibit 4.1 is a part. We encourage you to read our articles of organization and bylaws and the applicable provisions of the Massachusetts Business Corporations Act (“MBCA”) for additional information.

Authorized Shares

Under our articles of organization, we have the authority to issue 50,000,000 shares of common stock, par value $0.01 per share.

Dividends

The directors may specify the manner in which the accounts of the Company shall be kept and may determine what constitutes net earnings, profits, and surplus, what amounts, if any, shall be reserved for any corporate purpose, and what amounts, if any, shall be declared as dividends. Unless the board of directors otherwise specifies, the excess of the consideration for any share of its capital stock with par value issued by it over such par value shall be surplus. The board of directors may allocate to capital stock less than all of the consideration for any share of its capital stock without par value issued by it, in which case the balance of such consideration shall be surplus. All surplus shall be available for any corporate purpose, including the payment of dividends.

Holders of outstanding shares of common stock are entitled to receive ratably any dividends declared by our Board of Directors, in its discretion, out of assets legally available, subject to any preferences that may be applicable to any preferred stock outstanding at the time. Payment of dividends on the common stock may be restricted by loan agreements, indentures and other transactions entered into by us from time to time.

Voting Rights

Holders of common stock are entitled to one vote per share on all matters voted on generally by the stockholders, including the election of directors, and, except as otherwise required by law or except as provided with respect to any series of preferred stock, the holders of common stock possess all voting power. Our articles of organization does not provide for cumulative voting for the election of directors.

Directors are elected by a plurality of votes cast at the annual meeting of stockholders (or special meeting in lieu thereof).

At any meeting of stockholders, a majority in interest of all stock issued, outstanding and entitled to vote upon a question to be considered at such meeting shall constitute a quorum. When a quorum is present at any meeting, a majority in interest of the stock present or represented and entitled to vote on a matter, (or if there are two or more classes of stock entitled to vote as separate classes, then in the case of each such class, a majority in interest of the stock of that class present or represented and entitled to vote on a matter) shall decide any matter to be voted on by the stockholders, except where a larger vote is required by law, the articles of organization or our bylaws.

Our articles of organization provide that the directors may make, amend, or repeal the bylaws in whole or in part, except with respect to any provision thereof which requires action by the stockholders. Our stockholders may amend any provisions of our bylaws by obtaining the affirmative vote of the holders of a majority of each class of issued and outstanding shares of our voting securities, at any annual meeting of the stockholders or at a meeting of the board of directors, called for the purpose of amending and/or restating our bylaws.

POCI, by vote of a two-thirds of the stock outstanding and entitled to vote thereon (or if there are two or more classes of stock entitled to vote as separate classes, then by vote of a two-thirds of each such class of stock outstanding), may (i) authorize any amendment to our articles of organization pursuant to Section 10.03 of Chapter 156D of the MBCA, as amended from time to time, (ii) authorize the sale, lease, or exchange of all or substantially all of its property and assets, including its goodwill, pursuant to Section 12.02 of Chapter 156D of the Massachusetts General Laws, as amended from time to time, and (iii) approve an agreement of merger or consolidation pursuant to Section 11.04 of Chapter 156D of the Massachusetts General Laws, as amended from time to time.

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Advance notice provisions for stockholder proposals and stockholder nominations of directors

Our bylaws establish advance notice procedures with regard to stockholder proposals relating to the nomination of candidates for election as directors or new business to be brought before meetings of stockholders. These procedures provide that notice of stockholder proposals must be timely and given in writing to our corporate Secretary. Generally, to be timely, notice must be received at our principal executive offices not fewer than 120 calendar days prior to the first anniversary date on which our notice of meeting and related proxy statement were mailed to stockholders in connection with the previous year’s annual meeting of stockholders. The notice must contain the information required by the bylaws, including information regarding the proposal and the proponent.

Limitations on Stockholder action without a meeting and the ability of stockholders to call a meeting.

Although our articles of organization and bylaws allow stockholders to act by written consent, such written consent must be signed by all stockholders entitled to vote on the matter to be approved. This essentially requires that stockholders may act only at a duly called stockholders’ meeting. In addition, under the bylaws, special meetings of stockholders may be called only by our President or a majority of the Board of Directors.

Liquidation Rights

In the event of a voluntary or involuntary liquidation, dissolution or winding up of the Company, the holders of our common stock will be entitled to share ratably on the basis of the number of shares held in any of the assets available for distribution after we have paid in full, or provided for payment of, all of our debts and after the holders of all outstanding series of any class of stock have preference over the common stock, if any, have received their liquidation preferences in full.

Absence of Other Rights

Our issued and outstanding shares of common stock are fully paid and nonassessable. Holders of shares of our common stock are not entitled to preemptive rights. Shares of our common stock are not convertible into shares of any other class of capital stock, nor are they subject to any redemption or sinking fund provisions.

Massachusetts Law

Provisions regarding a classified board of directors

Section 8.06(b) of the MBCA provides that, unless a company opts out of such provision, the terms of directors of a public Massachusetts company shall be staggered by dividing the directors into three groups, as nearly equal in number as possible, with only one group of directors being elected each year. We have opted out of this default requirement for a classified board of directors.

Pursuant to Section 8.06(c)(2) of the MBCA, however, our board of directors may unilaterally opt back into default requirements under Section 8.06(b) of the MBCA and become a classified board of directors without the approval of our stockholders. Sections 8.06(d) and (e) of the MBCA provide that when a board of directors is so classified, (i) stockholders may remove directors only for cause, (ii) the number of directors shall be fixed only by the vote of the board of directors, (iii) vacancies and newly created directorships shall be filled solely by the affirmative vote of a majority of the remaining directors and (iv) a decrease in the number of directors will not shorten the term of any incumbent director. If our board of directors opts into this classified structure in the future, these provisions are likely to increase the time required for stockholders to change the composition of our board of directors. For example, at least two annual meetings would generally be necessary for stockholders to effect a change in a majority of the members of our board of directors. As a result, the ability of our board of directors to adopt a classified structure in the future without the approval of our stockholders could have the effect of discouraging a potential acquirer from making a tender offer for a majority of the outstanding voting interest of our capital stock or otherwise attempting to obtain control of POCI.

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Provisions regarding business combinations

If the Company were to have more than 200 stockholders of record (as determined by the statute), the Company would be subject to the provisions of Chapter 110F and 110D of the Massachusetts General Laws, the so-called Business Combination Statute and Control Share Acquisition Act, respectively.

Under Chapter 110F, a Massachusetts corporation with at least 200 shareholders of record (as determined by the statute), which is otherwise subject to the statute, may not engage in a “business combination” with an “interested shareholder” for a period of three years after the date of the transaction in which the person becomes an interested shareholder, unless (i) the interested shareholder obtains the approval of the Board of Directors of the Company prior to becoming an interested shareholder, (ii) the interested shareholder acquires 90% of the outstanding voting stock of the Company (excluding shares held by certain affiliates of the Company) at the time it becomes an interested shareholder, or (iii) the business combination is approved by both the Board of Directors of the Company and the holders of at least two-thirds of the outstanding voting stock of the Company (excluding shares held by the interested shareholder), which in the case of the shareholder approval is authorized at an annual or special meeting of shareholders, and not by written consent.

An “interested shareholder” is a person who, together with affiliates and associates, owns (or at any time within the prior three years did own) 5% or more of the outstanding voting stock of the Company (which 5% number is adjusted to 15% for such person so long as such person is eligible to file Schedule 13-G under the Securities Exchange Act). A “business combination” includes a merger, a stock or asset sale, and other transactions resulting in a financial benefit to the shareholder.

Under Chapter 110D, a Massachusetts corporation with at least 200 shareholders of record (as determined by the statute), generally provides, with certain exceptions, that any person, including his, her or its affiliates who acquires shares of a corporation that are subject to the Control Share Acquisition Act, and whose shares represent one-fifth or more, one-third or more, or a majority or more of the voting power of the corporation in the election of directors cannot exercise any voting power with respect to those shares, unless those voting rights are authorized by the stockholders of the corporation. The authorization of voting rights requires the affirmative vote of the holders of a majority of the outstanding voting shares, excluding shares owned by: (i) the person making the acquisition of this nature, (ii) any officer of the corporation, and (iii) any employee who is also a director of the corporation. Our bylaws provide a provision which permits the Company to effect redemptions of shares acquired in a control share acquisition under certain circumstances.

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